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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 15, 2005

Thunder Mountain Gold, Inc.

(Exact Name of Registrant as Specified in its Charter)

Idaho	001-08429	91-1031075
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1239 Parkview Drive, Elko, Nevada	89801
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (775) 738-9826

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873  (6-04)

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ITEM 8.01 OTHER EVENTS

A.

The Company had entered into a loan agreement with Dewey Mining Co., Inc. dated May 15, 2003, extending a line of credit to the Company of $150,000 and to provide additional funding for expenses related to the appraisal and site maintenance.  Unanticipated expenses and delays in the appraisal process required that the credit line be increased to support the added costs; this was done by mutual verbal agreement. When it appeared that a buyout of the properties was not possible by the U.S. Forest Service through Trust for Public Lands due to national budgetary priorities, the Company was put into a position of not being able to repay the line of credit extended by Dewey Mining Company.  As of May 15, 2005, the Company was unable to make the required financing payments of approximately $233,600, including interest, to Dewey Mining Co., Inc. Failure to make the payment would have created a default of the Company in its obligations to Dewey Mining with the potential for the loss of the Company’s patented and unpatented mining claims, and face bankruptcy. Effective May 15, 2005, the non-interested directors approved a loan of up to $250,000 to the Company by E. James Collord (President and a Director of the Company) and his spouse in order for the Company to make a payment to the Dewey Mining Company.  With the proceeds of the loan, the Company was able to repay all debts to Dewey Mining Company.  The loan is for a term of up to 24 months, at 7% simple interest, with the ability by the Lenders to convert any unpaid balance of principal or interest to common stock at the rate of $0.15 per share. The lender is also granted a security interest.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

99.1

Resolutions of Directors of Thunder Mountain Gold, Inc., dated May 15, 2005

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         THUNDER MOUNTAIN GOLD, INC.

                                          (Registrant)

By: /s/ E. JAMES COLLORD

-------------------------------------------------

E.  James Collord

President, Director and Chief Executive Officer

Dated:  August 23, 2005